Exhibit 99.1

[JAMBA LETTERHEAD]

Jamba, Inc. Announces Termination of Stockholder Rights Agreement

Emeryville, CA — April 2, 2015 — Jamba, Inc. (NASDAQ:JMBA)  ("Jamba" or the "Company") today announced the Board of Directors of the Company approved, and the Company entered into, an amendment to the Company’s stockholders rights agreement that accelerates the expiration date of the preferred stock purchase rights granted thereunder from 5:00 p.m., New York time, on October 8, 2018, to 5:00 p.m., New York time, on April 2, 2015, effectively terminating the rights agreement as of that date.

The Board of Directors made its decision to accelerate the expiration date of the rights agreement after receiving feedback from investors and after considering its current corporate governance practices. However, the Board of Directors reserved the right to adopt a new shareholder rights agreement in the future, consistent with its fiduciary responsibilities.

Stockholders are not required to take any action as a result of the termination of the rights agreement. Jamba will be taking routine actions to terminate, deregister and delist the related preferred stock purchase rights under applicable law, including the Securities Exchange Act of 1934. These actions are administrative in nature and will have no effect on Jamba’s common stock.

About Jamba, Inc.

Jamba, Inc. owns and franchises Jamba Juice® stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh-squeezed juices and juice blends, hot teas and a variety of food items including, Energy Bowls™, hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, baked goods and snacks. As of December 30, 2014, there were 868 store locations globally. There were 263 Company-owned and operated stores and 543 franchise-operated stores in the United States, and 62 franchise-operated international stores. Jamba Juice Company expands the Jamba® brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademarks. CPG products for at-home enjoyment are available online, through select retailers across the nation and in Jamba® outlets in the United States. Fans of Jamba Juice® can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).